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                                                                   EXHIBIT 10.2




                              EMPLOYMENT AGREEMENT

         For good and valuable consideration, the receipt of which is hereby acknowledged, Frontier Corporation (the "Company") and William H. Oberlin (the "Employee") agree to the following terms of employment, which shall commence on the Closing Date of the Merger of Frontier Subsidiary One, Inc. ("Sub") into ALC Communications Corporation ("ALC") as contemplated by an Agreement and Plan of Merger dated as of April 9, 1995 among the Company, Sub and ALC (the
"Merger Agreement"). Capitalized terms not defined herein shall have the meanings ascribed to them in the Merger Agreement. The term "Company" used in the Restated Employment Agreement shall as of the Closing Date mean Frontier Corporation and, as applicable, its subsidiaries.

1. This Agreement incorporates by reference all of the term and conditions set forth in the Amended and Restated Employment Agreement dated as of January 7, 1994, as amended as of August 23, 1994 and October 21, 1994 (the "Restated Employment Agreement"), except as specifically modified herein, it being the understanding of the parties that the terms set forth below shall take precedence over any inconsistent provision in the Restated Employment Agreement.

2. Notwithstanding any provision of the Restated Employment Agreement, as of the Closing Date, the Employee's position with the Company shall be President and Chief Operating Officer. The Employee shall also be a member of the Company's Board of Directors and Management Executive Team.

3. The Employee shall receive annual Base Compensation, beginning on the Closing Date and until December 31, 1996, of $350,000. Such annual Base Compensation shall thereafter be adjusted consistent with the performance of the Company and the Employee, but in no event less than $350,000. The Employee shall participate in the Company's short term incentive compensation program, with a bonus potential at Standard rating of 60% and at Premier rating of 105% of the Employee's Base Salary for the calendar years 1995 (prorated from the Closing Date) and 1996 based on the performance of the Company and the Employee relative to certain Performance Goals established by the mutual agreement of the Employee and the Chairman or the Board of Directors of the Company. The Employee's short term incentive compensation for periods after 1995 shall be established by the Board of Directors of the Company, consistent with the performance of the Company and the Employee. The Employee shall be eligible to participate in the retirement and pension plans currently maintained by the Company for its executive employees (the "Plans"). The Employee's prior employment in the telecommunications industry (the "Qualifying Service") shall be bridged for all purposes under the Plans as follows: half of the Employee's Qualifying

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